Exhibit 99

                Duke Energy Reports First Quarter 2004 Results

     -- Ongoing first quarter earnings per share (EPS) of 32 cents versus
        42 cents in previous year; reported EPS of 36 cents versus 25 cents in prior year's quarter

     -- Company expects to exceed full-year asset sales and cash flow targets;
        debt reduction ahead of schedule

     -- Proceeds from announced asset sales year-to-date to generate approximately $1.5 billion

     -- Field Services posts more than 200-percent increase in EBIT from continuing operations

     -- Franchised Electric and Natural Gas Transmission continue to post solid earnings and cash flow

     -- DENA results affected by mark-to-market loss of 6 cents per share

    CHARLOTTE, N.C., April 29 /PRNewswire-FirstCall/ -- Duke Energy
(NYSE: DUK) reported net income in the first quarter of 2004 of $334 million, or $0.36 per share, compared to net income of $225 million, or $0.25 per share in the first quarter of 2003.
    Ongoing earnings per share (EPS) for the first quarter of 2004, which excludes special items, was $0.32 versus $0.42 for the comparable quarter.
    "We have made exceptional progress in executing our 2004 business and financial plan. By closing the sale of our Australian assets, we have already met our asset sales target of $1.5 billion for 2004," said Paul Anderson, Duke Energy chairman of the board and chief executive officer. "Overall, ongoing earnings were in line with our expectations except for DENA, which was affected by mark-to-market losses. Thanks to our asset sales and continued solid earnings and cash flow from our franchised electric and natural gas pipeline businesses, Duke Energy's financial strength and flexibility are rapidly improving. As a result, our key businesses are positioned to selectively pursue growth opportunities."

    Special items for the quarter include:


    ($ in Millions)
                           Pre-Tax Amount  Tax Effect    2004 EPS    2003 EPS
                                                          Impact      Impact
    First Quarter
    * Gain on sale of Australian
       assets                    $256         ($18)        $0.26         --
    * Net loss on sale of DENA
       assets, primarily
       anticipated sale of
       southeast U.S. plants     (322)         119         (0.22)        --
    * Gains on sale of other
       assets, including
       Caribbean Nitrogen Co.      14           (5)         0.01         --
    * Charge related to planned
       sale of Cantarell
       investment                 (13)           5         (0.01)        --

    First quarter 2003
    * 2003 gain on asset sales     16           (5)           --      $0.01
    * 2003 change in accounting
       principles                (256)          94            --     ($0.18)
    TOTAL EPS IMPACT                                       $0.04     ($0.17)
    EPS, as reported                                       $0.36      $0.25
    EPS, ongoing                                           $0.32      $0.42


    BUSINESS UNIT RESULTS

    Franchised Electric
    First quarter 2004 earnings before interest and taxes (EBIT) from Duke Power totaled $424 million, compared to the first quarter of 2003 EBIT of $454 million. The decrease for the quarter was driven primarily by reduced wholesale power sales and additional costs for planned nuclear outages compared to the previous year's quarter. Storm repair costs were lower during the quarter than in the prior year's quarter. Storm damages, most notably a wind storm in early March 2004 in North Carolina, cost $11 million, compared to last year's first quarter ice storm costs of $35 million.
    Favorable weather pushed residential sales up 3.4 percent during the quarter while industrial sales continued to decrease - down 4 percent from last year's quarter. As part of Duke Power's 100th anniversary of service, the utility has put a renewed emphasis on economic development in North Carolina and South Carolina to increase commercial and industrial sales.

    Natural Gas Transmission
    Duke Energy Gas Transmission (DEGT) reported first quarter 2004 EBIT of $398 million compared to $423 million in the prior year's quarter. The decrease is primarily a result of gains of $16 million from asset sales recorded in the prior year's quarter, and foregone earnings of $17 million in this year's quarter from various assets sold during 2003. Excluding these amounts related to assets sold, EBIT increased $8 million as a result of contributions from U.S. business expansions and foreign exchange impacts from the strengthening Canadian currency. This was partly offset by warmer weather affecting Union Gas, the Canadian gas distribution business, and project development costs capitalized in the prior year's period.
    The favorable Canadian currency impacts on DEGT's EBIT were partially offset in Duke Energy's net income by currency impacts on Canadian interest, taxes and other hedging strategies.

    Field Services
    The Field Services business segment, which represents Duke Energy's 70-percent interest in Duke Energy Field Services (DEFS), reported first quarter 2004 EBIT of $92 million from continuing operations, compared to $30 million in the first quarter of 2003. The more than 200-percent increase was primarily due to the favorable effects of commodity prices, net of hedging, compared to last year's quarter and improved results from trading and marketing activities.
    During the first quarter of 2004, DEFS declared and paid a $50 million dividend, of which $35 million was paid to Duke Energy.

    Duke Energy North America
    Duke Energy North America (DENA) reported an EBIT loss of $521 million in the first quarter of 2004, compared to EBIT of $23 million in the prior year's quarter.
    The most significant factors in the loss were: 1) an additional $325 million non-cash loss associated with the anticipated sale of DENA's southeast U.S. plants, and 2) a mark-to-market loss of $93 million, $87 million after minority interest, taken during the quarter as a result of changes in power and gas prices.
    Excluding the net loss on the sale of assets and mark-to-market changes, DENA's first quarter 2004 EBIT loss would have been $106 million.

    International Energy
    For the first quarter of 2004, Duke Energy International (DEI) reported EBIT from continuing operations of $29 million, compared to $40 million in the first quarter of 2003. During the quarter, DEI recorded a $13 million non-cash charge to EBIT from continuing operations associated with its intention to sell its ownership share of Cantarell, a nitrogen-production plant in Mexico.

    Crescent Resources
    Crescent Resources, Duke Energy's affiliated real estate company, is now reporting earnings as a separate segment. Crescent reported first quarter 2004 EBIT from continuing operations of $60 million versus a break-even first quarter 2003, due to increased land and commercial sales.

    Other
    Other, including DukeNet Communications, Duke/Fluor Daniel, Duke Energy Merchants, Energy Delivery Services and corporate costs, reported an EBIT loss of $5 million in the first quarter of 2004, compared to an EBIT loss of $48 million in the first quarter of 2003. This improvement is primarily a result of charges taken in 2003 related to exiting proprietary trading at Duke Energy Merchants and the 2004 gain on the sale of Caribbean Nitrogen Co.

    Discontinued Operations
    At the end of 2003, in accordance with generally accepted accounting principles, Duke Energy re-classified the results for certain operations to a separate line on the statement of operations called "Income (Loss) from Discontinued Operations." The amounts reported as discontinued operations are reported net of tax. The business units affected by this reclassification are International Energy, Field Services and Other. All reported periods have been restated.
    Discontinued Operations generated first quarter 2004 results of $246 million, compared to a first quarter 2003 loss of $5 million, as a result of a $238 million gain, net of tax, on the sale of the Australian assets.

    INTEREST EXPENSE

    Interest expense was $356 million for the first quarter of 2004, compared to $326 million for the first quarter of 2003. Interest increased primarily due to lower capitalized interest of $14 million, $16 million of interest associated with the re-classification of certain trust preferred securities from minority interest to long-term debt, an $11 million charge related to the re-marketing costs associated with the equity units at Duke Capital and $9 million associated with the Canadian exchange rate. These increases were offset by a $20 million decrease from net debt reduction, refinancing activities and lower interest cost in Brazil.

    LIQUIDITY AND CAPITAL RESOURCES

    Duke Energy's consolidated capital structure at the end of first quarter 2004, including short-term debt, was 58 percent debt, 37 percent common equity and 5 percent minority interests.
    Under various credit facilities, Duke Energy, Duke Capital and other subsidiaries had the ability to borrow up to $3.3 billion at the end of the first quarter of 2004. The companies had borrowings and letters of credit outstanding under these programs of approximately $1.4 billion as of the end of the first quarter of 2004, resulting in unused capacity of approximately $1.9 billion. The company also had approximately $1.5 billion in cash and cash equivalents as of the end of the first quarter of 2004.

    ADDITIONAL INFORMATION

    Additional information, including EPS reconciliation data and a schedule for Duke Energy Field Services gas volume and margin by contract type, can be obtained at Duke Energy's first quarter 2004 earnings information Web site at: http://www.duke-energy.com/investors/financial/latest/default.asp.

    NON-GAAP FINANCIAL MEASURES

    The primary performance measure used by management to evaluate segment performance is EBIT from continuing operations, which at the segment level represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Management believes EBIT from continuing operations is a good indicator of each segment's operating performance as it represents the results of our ownership interests in continuing operations without regard to financing methods or capital structures.
    EBIT from continuing operations should not be considered an alternative to, or more meaningful than, net income, income from continuing operations, operating income or cash flow as determined in accordance with generally accepted accounting principles (GAAP). Duke Energy's EBIT from continuing operations may not be comparable to a similarly titled measure of another company.
    Duke Energy's management uses ongoing EPS, which represents net income adjusted for special items, as one of the measures to evaluate operations of the company. Special items represent certain charges which management believes will not be recurring on a regular basis. Management believes that the presentation of ongoing EPS provides useful information to investors, as it allows them to more accurately compare the company's ongoing performance across all periods.
    Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in North America and selected international markets. In 2004, the company celebrates a century of service with the 100th anniversary of its electric utility Duke Power. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
    An earnings conference call for analysts is scheduled for 10 a.m. ET today. The conference call can be accessed via the investors' section of Duke Energy's Web site http://www.duke-energy.com/investors/financial/latest/default.asp or by dialing 800/946-0742 in the United States or 719/457-2650 outside the United States. The confirmation code is 598456. Please call in five to 10 minutes prior to the scheduled start time. A replay of the conference call will be available by dialing 888/203-1112 with a confirmation code of 598456. The international replay number is 719/457-0820, confirmation code 598456. A replay and transcript also will be available by accessing the investors' section of the company's Web site http://www.duke-energy.com/investors/financial/latest/default.asp.
The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on our investor relations Web site at: http://www.duke-energy.com/investors/financial/gaap/default.asp.
    This document includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are discussed in Duke Energy's filings with the Securities and Exchange Commission.


                                    MARCH 2004
                               QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                                        Three Months Ended
                                                              March 31,
                                                     ------------------------
    (In millions, except where noted)                 2004               2003
    --------------------------------------------------------------------------
    COMMON STOCK DATA
      Earnings Per Share  (from
       continuing operations)
         Basic                                       $0.09              $0.43
         Diluted                                     $0.09              $0.43
      Earnings Per Share (from
       discontinued operations)
         Basic                                       $0.27               $-
         Diluted                                     $0.27               $-
      Earnings Per Share  (before
       cumulative effect of change in
       accounting principle)
         Basic                                       $0.36              $0.43
         Diluted                                     $0.36              $0.43
      Earnings Per Share
         Basic                                       $0.36              $0.25
         Diluted                                     $0.36              $0.25
      Dividends Per Share                           $0.275             $0.275
      Weighted-Average Shares
       Outstanding
         Basic                                         912                897
         Diluted                                       915                897
    --------------------------------------------------------------------------

    INCOME
    Operating Revenues                              $5,845             $6,172
                                                    ======             ======
    Earnings Before Interest and Taxes
     (EBIT)                                            528                963
    Interest Expense (a)                               356                326
    Minority Interest Expense (a)                       38                 50
    Income Tax Expense                                  46                195
    Income (Loss) from Discontinued
     Operations                                        246                 (5)
    Cumulative Effect of Change in
     Accounting Principle, net of tax
     and minority interest                               -               (162)
                                                    -------            -------
    Net Income                                         334                225
    Dividends and Premiums on
     Redemptions of Preferred and
     Preference Stock                                    2                  3
                                                    -------            -------
    Earnings Available for Common
     Stockholders                                     $332               $222
                                                    =======            =======
    --------------------------------------------------------------------------

    CAPITALIZATION
        Common Equity                                  37%                37%
        Preferred Stock                                 0%                 1%
        Trust Preferred Securities                      0%                 3%
                                                    -------            -------
      Total Common Equity and Preferred
       Securities                                      37%                41%

      Minority Interests                                5%                 4%
      Total Debt                                       58%                55%
    --------------------------------------------------------------------------
    Total Debt                                     $21,798            $22,357
    Book Value Per Share                            $15.32             $16.99
    Actual Shares Outstanding                          914                900
    --------------------------------------------------------------------------
    CAPITAL AND INVESTMENT EXPENDITURES
      Franchised Electric                             $262               $258
      Natural Gas Transmission                         154                216
      Field Services                                    25                 31
      Duke Energy North America                          9                160
      International Energy                               8                 25
      Crescent (b)                                     162                 54
      Other                                              -                 61
                                                    -------            -------
    Total Capital and Investment
     Expenditures                                     $620               $805
                                                    =======            =======
    --------------------------------------------------------------------------

    EBIT BY BUSINESS SEGMENT
      Franchised Electric                             $424               $454
      Natural Gas Transmission                         398                423
      Field Services                                    92                 30
      Duke Energy North America                       (521)                23
      International Energy                              29                 40
      Crescent (b)                                      60                  -
      Other                                             (5)               (48)
                                                    -------            -------
    Total Segment and Other EBIT                       477                922
      EBIT Attributable to:
         Minority Interest Expense                      50                 43
         Third Party Interest Income                     7                  2
         Foreign Currency Remeasurement
          Loss                                          (5)                (4)
         Intercompany EBIT Elimination (c)              (1)                 -
                                                    -------            -------
    Total EBIT                                        $528               $963
                                                    =======            =======
    --------------------------------------------------------------------------

    (a) Minority interest includes financing expenses related to securities of subsidiaries of $27 million for the three months ended March 31, 2003. The expense related to these securities is accounted for in interest expense in 2004.
    (b) Beginning in 2004, Crescent, formerly part of Other, is considered a reportable segment.
    (c) Amount relates to the elimination of intercompany EBIT that has been reclassified to discontinued operations.


                                   MARCH 2004
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                                        Three Months Ended
                                                             March 31,
                                                     -------------------------
    (In millions, except where noted)                 2004              2003
    --------------------------------------------------------------------------
    FRANCHISED ELECTRIC
      Operating Revenues                            $1,271            $1,251
      Operating Expenses                               851               813
      Other Income, net of expenses                      4                16
                                                    -------           -------
      EBIT                                            $424              $454
                                                    -------           -------
      Sales, GWh                                    21,963            22,043
    --------------------------------------------------------------------------

    NATURAL GAS TRANSMISSION
      Operating Revenues                            $1,038              $968
      Operating Expenses                               638               567
      Other Income, net of expenses (e)                  6                35
      Minority Interest Expense                          8                13
                                                    -------           -------
      EBIT                                            $398              $423
                                                    -------           -------
      Proportional Throughput, TBtu                  1,089             1,082
    --------------------------------------------------------------------------

    FIELD SERVICES (d)
      Operating Revenues                            $2,375            $2,550
      Operating Expenses                             2,249             2,509
      Other Income, net of expenses                     18                15
      Minority Interest Expense                         52                26
                                                    -------           -------
      EBIT                                             $92               $30
                                                    -------           -------

      Natural Gas Gathered and
       Processed/Transported, TBtu/day                 7.3               7.7
      Natural Gas Liquids Production,
       MBbl/d                                        356.7             367.9
      Average Natural Gas Price per MMBtu            $5.69             $6.59
      Average Natural Gas Liquids Price
       per Gallon                                    $0.59             $0.58
    --------------------------------------------------------------------------

    DUKE ENERGY NORTH AMERICA
      Operating Revenues                              $656            $1,396
      Operating Expenses                               865             1,382
      Loss on Sales of Other Assets, net (a)          (322)                -
      Other Income, net of expenses                     (4)                9
      Minority Interest Benefit                        (14)                -
                                                    -------           -------
      EBIT                                           $(521)              $23
                                                    -------           -------

      Actual Plant Production, GWh (c)               5,461             5,110
      Proportional MW Capacity in
       Operation                                    15,821            14,156
    --------------------------------------------------------------------------
    INTERNATIONAL ENERGY (d)
      Operating Revenues                              $154              $172
      Operating Expenses                               131               135
      Other Income, net of expenses                      9                 7
      Minority Interest Expense                          3                 4
                                                    -------           -------
      EBIT                                             $29               $40
                                                    -------           -------

      Sales, GWh                                     4,564             3,969
      Proportional MW Capacity in
       Operation                                     4,121             4,013
    --------------------------------------------------------------------------

    CRESCENT (d)
      Operating Revenues                              $195               $23
      Operating Expenses                               134                23
      Minority Interest Expense                          1                 -
                                                    -------           -------
      EBIT                                             $60                $-
                                                    -------           -------

    Residential Developed Lot Sales                    $32               $14
    Commercial Project Sales                          $116                $-
    Real Estate Land Sales                              $1                $2
    Land Management Land Sales                         $39                $2
    --------------------------------------------------------------------------

    OTHER (d)
      Operating Revenues                              $344              $517
      Operating Expenses                               387               582
      Gains on Sales of Other Assets, net (b)           14                 -
      Other Income, net of expenses                     24                17
                                                    -------           -------
      EBIT                                             $(5)             $(48)
                                                    -------           -------
    --------------------------------------------------------------------------

    (a) Amount includes DENA Southeast plant impairment of $325 million and gain on sale of Duke Energy Trading & Marketing contracts.
    (b) Primarily represents Duke Energy Merchant's gain on sale of interest in Carribean Nitrogen Company
    (c) Represents 100% of GWh.
    (d) Prior year amounts have been reclassified due to discontinued operations.
    (e) Prior year includes gain on sale of limited partnership interests in Northern Border Partners L.P. of $14 million.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                     (In millions, except per-share amounts)

                                                      Three Months Ended
                                                           March 31,
                                                    ------------------------
                                                     2004              2003
                                                    -------          --------
    Operating Revenues
     Non-regulated electric, natural gas,
      natural gas liquids, and other                $3,612            $4,014
     Regulated electric                              1,251             1,279
     Regulated natural gas                             982               879
                                                    -------          --------
        Total operating revenues                     5,845             6,172
                                                    -------          --------

    Operating Expenses
     Natural gas and petroleum products
      purchased                                      3,032             3,492
     Operation and maintenance                         882               674
     Fuel used in electric generation and
      purchased power                                  564               548
     Depreciation and amortization                     436               431
     Property and other taxes                          154               140
                                                    -------          --------
        Total operating expenses                     5,068             5,285
                                                    -------          --------

    (Losses) Gains on Sales of Other
     Assets, net                                      (308)                2
                                                    -------          --------
    Operating Income                                   469               889
                                                    -------          --------

    Other Income and Expenses
     Equity in earnings of unconsolidated
      affiliates                                        34                34
     Gains on sales of equity investments                -                14
     Other income and expenses, net                     25                26
                                                    -------          --------
        Total other income and expenses                 59                74

    Interest Expense                                   356               326
    Minority Interest Expense                           38                50
                                                    -------          --------

    Earnings From Continuing Operations
     Before Income Taxes                               134               587
    Income Tax Expense from Continuing
     Operations                                         46               195
                                                    -------          --------

    Income From Continuing Operations                   88               392
    Discontinued Operations
     Net operating income, net of tax                    7                 3
     Net income (loss) on dispositions,
      net of tax                                       239                (8)
                                                    -------          --------
    Income (Loss) From Discontinued
     Operations                                        246                (5)

    Income Before Cumulative Effect of
     Change in Accounting Principle                    334               387
    Cumulative Effect of Change in
     Accounting Principle, net of tax and
     minority interest                                   -              (162)
                                                    -------          --------

    Net Income                                         334               225

    Dividends and Premiums on Redemption
     of Preferred and Preference Stock                   2                 3
                                                    -------          --------

    Earnings Available For Common
     Stockholders                                     $332              $222
                                                    -------          --------

    Common Stock Data
     Weighted-average shares outstanding
        Basic                                          912               897
        Diluted                                        915               897
     Earnings per share (from continuing
      operations)
        Basic                                        $0.09             $0.43
        Diluted                                      $0.09             $0.43
     Earnings per share (from
      discontinued operations)
        Basic                                        $0.27                $-
        Diluted                                      $0.27                $-
     Earnings per share (before
      cumulative effect of change in
      accounting principle)
        Basic                                        $0.36             $0.43
        Diluted                                      $0.36             $0.43
     Earnings per share
        Basic                                        $0.36             $0.25
        Diluted                                      $0.36             $0.25
     Dividends per share                            $0.275            $0.275


                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (In millions)

                                                    March 31,     December 31,
                                                      2004              2003
                                                    --------         ---------
    ASSETS

    Current Assets
      Cash and cash equivalents                      $1,500            $1,160
      Receivables                                     2,689             2,888
      Inventory                                         878             1,156
      Assets held for sale                              297               424
      Unrealized gains on mark-to-market
       and hedging transactions                       1,320             1,566
      Other                                           1,056               694
                                                    --------         ---------
        Total current assets                          7,740             7,888
                                                    --------         ---------

    Investments and Other Assets
      Investments in unconsolidated
       affiliates                                     1,365             1,398
      Nuclear decommissioning trust funds               960               925
      Goodwill                                        3,932             3,962
      Notes receivable                                  232               260
      Unrealized gains on mark-to-market
       and hedging transactions                       1,635             1,857
      Assets held for sale                            2,119             1,444
      Other                                             887             1,117
                                                    --------         ---------
        Total investments and other assets           11,130            10,963
                                                    --------         ---------

    Property, Plant and Equipment
      Cost                                           46,719            47,157
      Less accumulated depreciation and
       amortization                                  12,641            12,171
                                                    --------         ---------
        Net property, plant and equipment            34,078            34,986
                                                    --------         ---------

    Regulatory Assets and Deferred Debits
      Deferred debt expense                             326               275
      Regulatory assets related to income
       taxes                                          1,194             1,152
      Other                                             913               939
        Total regulatory assets and                 --------         ---------
         deferred debits                              2,433             2,366
                                                    --------         ---------

      Total Assets                                  $55,381           $56,203
                                                    ========          ========


                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (In millions)

                                                  March 31,       December 31,
                                                    2004               2003
                                                 -----------      ------------
    LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

    Current Liabilities
      Accounts payable                              $2,000             $2,317
      Notes payable and commercial paper               275                130
      Taxes accrued                                    293                 14
      Interest accrued                                 305                304
      Liabilities associated with assets
       held for sale                                   883                651
      Current maturities of long-term
       debt                                          1,489              1,200
      Unrealized losses on mark-to-
       market and hedging transactions                 993              1,283
      Other                                          1,396              1,799
                                                 -----------      ------------
        Total current liabilities                    7,634              7,698
                                                 -----------      ------------

    Long-term Debt, including debt to
     affiliates of $516 at March 31,
     2004 and $876 at December 31, 2003             20,034             20,622
                                                 -----------      ------------

    Deferred Credits and Other
     Liabilities
      Deferred income taxes                          4,290              4,120
      Investment tax credit                            162                165
      Unrealized losses on mark-to-
       market and hedging transactions               1,556              1,754
      Liabilities associated with assets
       held for sale                                   305                737
      Other                                          5,541              5,524
        Total deferred credits and other         -----------      ------------
         liabilities                                11,854             12,300
                                                 -----------      ------------

    Commitments and Contingencies

    Minority Interests                               1,723              1,701
                                                 -----------      ------------
    Preferred and preference stock
     without sinking fund requirements                 134                134
                                                 -----------      ------------

    Common Stockholders' Equity
      Common stock, no par, 2 billion
       shares authorized; 914 million
       and 911 million shares outstanding
       at March 31, 2004 and December 31,
       2003, respectively                            9,598              9,519
      Retained earnings                              4,145              4,060
      Accumulated other comprehensive
       income                                          259                169
                                                 -----------      ------------
        Total common stockholders' equity           14,002             13,748
                                                 -----------      ------------

    Total Liabilities and Common
     Stockholders' Equity                          $55,381            $56,203
                                                 ===========       ===========


                             DUKE ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                                       Three Months Ended
                                                            March 31,
                                                    -------------------------
                                                      2004              2003
                                                    -------           -------

    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                      $334              $225
      Adjustments to reconcile net income
       to net cash provided by
       operating activities
         Depreciation and amortization
          (including amortization of nuclear fuel)     476               484
           Cumulative effect of change in
            accounting principle                       -                 162
           Net losses (gains) on sales of
            equity investments and other
            assets                                      50                (4)
           Net realized and unrealized
            mark-to-market and hedging
            transactions                               221              (116)
           Changes in working capital and
            other                                      225               753
             Net cash provided by                   -------           -------
              operating activities                   1,306             1,504
                                                    -------           -------

    CASH FLOWS FROM INVESTING ACTIVITIES
         Capital and investment
          expenditures, net of refund                 (620)             (805)
         Net proceeds from the sales of
          equity investment and other
          assets, and sales of and collections
          on notes receivable                          166               306
         Other                                          (5)               24
                                                    -------           -------
             Net cash used in investing activities    (459)             (475)
                                                    -------           -------

    CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from the
           Issuance of long-term debt                   72               824
           Issuance of common stock and
            common stock related to employee
            benefit plans                               59                80
         Payments for the redemption of
          long-term debt, and net paydown
          of commercial paper and notes payable       (288)           (1,189)
         Dividends paid                               (265)             (258)
         Other                                         (54)             (234)
                                                    -------           -------
             Net cash used in financing activities    (476)             (777)
                                                    -------           -------

      Changes in cash and cash
       equivalents associated with assets
       held for sale                                   (31)              -
                                                    -------           -------

      Net increase in cash and cash
       equivalents                                     340               252
      Cash and cash equivalents at
       beginning of period                           1,160               857
                                                    -------           -------
      Cash and cash equivalents at end of period    $1,500            $1,109
                                                    =======           =======


                            Supplemental Disclosures
                          Quarter Ended March 31, 2004

    Duke Energy Corporation
    --------------------------------------------------------------------------

                                                   1Q04
                                                 --------

    Mark-to-market Portfolio (in millions)        $(264)

    Daily Value at Risk (DvaR) (in millions)

    95% Confidence Level, One-Day Holding
     Period, Two-Tailed Average for the Period      $23


    Duke Energy North America
    --------------------------------------------------------------------------
    (in millions unless stated otherwise)       Q-T-D March 31, 2004

                                      Proprietary Structured  Owned
    Merchant Energy Gross Margin          Trading  Contracts Assets   Total
    ----------------------------      ----------- ---------- -------  ------
         Mark-to-market gross margin
          (loss)                               $3     $(95)    $(1)    $(93)
         Accrual gross margin (loss)          n/a      (11)     65       54
                                      ----------- ---------- -------  ------
    Total Gross Margin                         $3    $(106)    $64      (39)
                                      ----------- ---------- -------

    Reconciliation to Segment EBIT:
              Plant depreciation                                        (47)
              Plant operating and
               maintenance expenses                                     (79)
              General and administrative
               and other expenses                                       (48)
              Minority interest                                          14
              Gain (loss) on sale of
               other assets                                            (322)
                                                                      -------
    DENA Segment EBIT                                                 $(521)
                                                                      =======


    Owned Assets - Merchant Plant Production
                    and Hedging Information(a)
    -----------------------------------------
                                             2004(b)   2005    2006
                                            --------  ------  ------
    Estimated available production
     (millions of MWh)                         48       64      64
         Combined cycle                        42       56      56
         Peaker units                           6        8       8

    Estimated production
      (millions of MWh)                        15       24      27
         Combined cycle                        15       23      26
         Peaker units                           -        1       1

    Hedges
         Estimated production sold            95%      70%     63%
         Average price sold ($/MWh)           $46      $45     $42

    (a) All figures exclude Southeast plants.
    (b) Information for 2004 is for the remainder of the year only (April - December).


                             Supplemental Disclosures
                           Quarter Ended March 31, 2004

    Duke Energy North America  (continued)
    --------------------------------------------------------------------------
    (in millions)

                                                                        Total
    Maturity/Source of Carrying Value of                         Over   Fair
    Energy Contract Net Assets          2004  2005   2006  2007 4 Years Value
                                        ----  ----   ----  ---- ------- -----
    Proprietary Trading
      Actively quoted prices and other
       external sources                 $109    $6    $28   $(9)  $(19)  $115
      Modeled                             (4)   13      8     7     10     34
                                        ----  ----   ----  ---- ------- -----
                                        $105   $19    $36   $(2)   $(9)  $149
                                        ====  ====   ====  ==== =======
    Structured Contracts
      Actively quoted prices and other
       external sources                  $47   $36   $(70) $(62)  $(87) $(136)
      Modeled                            (48)  (22)   (31)   (7)   (23)  (131)
                                        ----  ----   ----  ---- ------- -----
                                         $(1)  $14  $(101) $(69) $(110) $(267)
                                        ====  ====   ====  ==== =======
    Owned Assets
      Actively quoted prices and other
       external sources                 $260  $213   $149   $74    $53   $749
      Modeled                              -     -      -     -     21     21
                                        ----  ----   ----  ---- ------- -----
                                        $260  $213   $149   $74    $74   $770
                                        ====  ====   ====  ==== =======

                      Total Fair Value of Energy Contract Net Assets *   $652


    * Total Carrying Value of Energy Contract Net Assets represents the combination of amounts presented as assets and (liabilities) related to unrealized gains or losses on mark-to-market and hedging transactions for Duke Energy North America.


    Terms of Reference
    --------------------------------------------------------------------------

    Estimated Available Production
    ------------------------------
    Represents the amount of electric power capable of being generated from owned merchant assets, after adjusting for scheduled maintenance and outage factors. For simple cycle facilities, only peak demand periods were included in this calculation.

    Estimated Production
    --------------------
    Represents the amount of power expected to be sold in a future period. This figure is based on economic projections modeled by Duke Energy personnel.

    Estimated Production Sold
    -------------------------
    Represents the portion of estimated production which has been hedged, primarily through firm physical contracts.

    Owned Assets
    ------------
    Represents activity around energy assets owned or leased, including hedges of power sales and fuel purchase requirements and tolls, transmission, transportations and storage contracts that hedge owned assets. Normal purchases and sales associated with such assets are included in the Merchant Energy Gross Margin table, yet excluded from the Maturity/Sources of Fair Value of Energy Contract Net Assets table. Economic hedges of Owned Assets that do not meet hedge accounting standards will still be classified as Owned Assets in the Merchant Energy Gross Margin table.

    Proprietary Trading
    -------------------
    Standardized contracts entered into to take a market view, capture market price changes or put capital at risk.

    Structured Contracts
    --------------------
    Non-standard contracts not associated with owned or leased assets and involving significant tailoring of terms to meet customer needs, and associated hedges. This category includes tolls, transmission contracts, transportation contracts and storage contracts, except those that hedge Owned Assets. Economic hedges of Structured Contracts that do not meet hedge accounting standards will still be classified as Structured Contracts in the Merchant Energy Gross Margin table.

     MEDIA CONTACT:  Randy Wheeless
     Phone:  704/382-8379
     24-Hour:  704/382-8333

     ANALYST CONTACT:  Greg Ebel
     Phone:  704/382-8118

SOURCE  Duke Energy
    -0-                             04/29/2004
    /CONTACT: Media, Randy Wheeless, +1-704-382-8379, or 24-Hour, +1-704-382-8333, or Analysts, Greg Ebel, +1-704-382-8118, both of
Duke Energy/
    /Company News On-Call: http://www.prnewswire.com/comp/257451.html/ /Photo: http://www.newscom.com/cgi-bin/prnh/20040414/DUKEENERGYLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.duke-energy.com /
    (DUK)

CO:  Duke Energy
ST:  North Carolina
IN:  OIL UTI
SU:  ERN CCA MAV